EXHIBIT 99.1

McKENZIE BAY FILES AMENDED
ANNUAL & QUARTERLY REPORTS WITH SEC

BRIGHTON, Michigan -- July 9, 2003 -- McKenzie Bay International Ltd. (OTC: MKBY.PK) today announced that it has filed an amendment to its Form 10-KSB for the fiscal year ended September 30, 2002 and its Form 10-QSB for the fiscal quarter ended December 31, 2002. The amended Form 10-KSB and Form 10-QSB contain changes to McKenzie Bay's consolidated financial statements for the respective periods, as discussed below.

McKenzie Bay has adjusted its redeemable capital stock schedule included in its Consolidated Balance Sheets for the fiscal years ended September 30, 2002 and 2001. This adjustment results in an increase in redeemable capital stock for fiscal years 2002 and 2001 by $362,500 and $237,750, respectively, with a corresponding decrease in additional paid in capital.

In addition, McKenzie Bay has modified its Consolidated Statement of Loss for the fiscal years ended September 30, 2002 and 2001 by reducing the comprehensive loss for 2002 from ($5,930,143) to ($5,558,408) and by increasing the comprehensive loss for 2001 from ($4,946,077) to ($5,317,812). These changes are the result of marketable securities considered available for sale as at September 30, 2001 having been marked to market resulting in a write down of $371,735, which has been charged to comprehensive loss in the Consolidated Statement of Loss for 2001. Because the write-down was already included in net loss for 2002, $371,735 was added to comprehensive loss for 2002 so that the write-down was not considered in comprehensive loss for both 2002 and 2001.

As discussed in its Form 10-QSB for the fiscal quarter ended March 31, 2003, McKenzie Bay has determined that 240,000 warrants to acquire common stock and 5,395,969 options to acquire common stock that were issued and outstanding as at September 30, 2002 were void due to lack of appropriate corporate authorization. Accordingly, certain data related to options and warrants included in the Consolidated Financial Statements and the related notes for the fiscal years ended September 30, 2002 and 2001 have been modified to reflect the correct number of outstanding options and warrants.

As appropriate, McKenzie Bay has made corresponding changes to its unaudited Consolidated Financial Statements included in its Form 10-QSB for the fiscal quarter ended December 31, 2002.

In addition to filing the amendments discussed above, McKenzie Bay today formally responded to comments made by the Securities and Exchange Commission to McKenzie Bay's registration statement on Form 10-SB.

CONTACT: Gregory N. Bakeman, CFO
McKenzie Bay International Ltd. 616-940-3800